Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE SECOND QUARTER 2007
     COCONUT GROVE, FLORIDA, August 7, 2007 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”)
(NASDAQ: SBSA) today reported financial results for the three- and six- month periods ended June 30, 2007.
Results and Discussions
For the three-months ended June 30, 2007, consolidated net revenue totaled $47.9 million compared to $48.8 million for the same prior year period, resulting in a decrease of $1.0 million or 2%. This decrease was mainly attributable to our radio segment, which had a net revenue decrease of $2.2 million or 5% offset by our television segment net revenue growth of $1.2 million or 87%. Our radio segment had a decrease in net revenue primarily due to lower national, local and barter sales. The decrease in national sales occurred primarily in our Miami, Chicago, and Los Angeles markets, offset by an increase in our New York market. The decrease in local sales occurred primarily in our Los Angeles, Puerto Rico, and Miami markets, offset by an increase in our San Francisco and Chicago markets. Also, throughout most of our radio markets, barter sales declined. Our television segment net revenue growth was primarily due to Mega TV establishing itself within the South Florida advertising community during the past 16 months, which resulted in an ability to increase advertising rates and sell more inventory.
Operating income before (gain) loss on the sale of assets, net, a non-GAAP measure, totaled $11.1 million compared to $11.6 million for the same prior year period, resulting in a decrease of 4%. Operating income before depreciation and amortization and (gain) loss on the sale of assets, net, a non-GAAP measure, totaled $12.2 million compared to $12.5 million for the same prior year period, resulting in a decrease of 2%. The decrease was primarily attributed to the decrease in our radio segment’s operating income before depreciation and amortization and (gain) loss on the sale of assets, net, of $3.6 million, offset by the decrease in our television operating loss before depreciation and amortization and (gain) loss on the sale of assets, net, of $2.8 million and a decrease in our corporate expenses of $0.5 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $6.3 million compared to $6.6 million for the same prior year period. The decrease resulted mainly from the decrease in our radio segment’s operating income.
For the six-months ended June 30, 2007, our consolidated net revenue totaled $86.8 million compared to $86.6 million for the same prior year period. Our television segment had net revenue growth of $2.9 million or 158%. This growth was primarily due to (a) Mega TV establishing itself within the South Florida advertising community during the past 16 months, which resulted in an ability to increase advertising rates and sell more inventory, and (b) our television results reflecting six-months of revenue compared to prior period’s results reflecting only four-months of revenue. Our radio segment had a decrease in net revenue of $2.7 million or 3%, primarily due to lower national, local and barter sales. The decrease in national sales occurred primarily in our Miami, Los Angeles, and Chicago markets, offset by an increase in our New York market. The decrease in local sales occurred primarily in our Los Angeles, Miami, and Puerto Rico markets, offset by an increase in our New York and San Francisco markets. Also, throughout most of our radio markets, barter sales declined.

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Operating income before (gain) loss on the sale of assets, net, a non-GAAP measure, totaled $17.1 million compared to $16.4 million for the same prior year period, resulting in growth of 4%. Operating income before depreciation and amortization and (gain) loss on the sale of assets, net, a non-GAAP measure, totaled $19.3 million compared to $18.2 million for the same prior year period, resulting in an increase of 6%. The increase was primarily attributed to the decrease in our television operating loss before depreciation and amortization and (gain) loss on the sale of assets, net, of $4.9 million and a decrease in our corporate expenses of $0.5 million, offset by a decrease in our radio segment’s operating income before depreciation and amortization and (gain) loss on the sale of assets, net, of $4.2 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $9.6 million compared to $53.8 million for the same prior year period. The decrease resulted mainly from the (gain) loss on the sale of assets, net, of $50.8 million related to the sale of our radio stations KZAB-FM and KZBA-FM in the prior year.
Raúl Alarcón, Jr., Chairman and CEO, commented, “While our radio stations continued to post strong audience shares, our radio revenues fell short of our expectations during the second quarter. The radio advertising environment remained under pressure in several of our markets and we experienced considerable volatility in our pacings. However, given our strong ratings in reaching key Hispanic demographics, as well as the recent launch of several programs that have demonstrated early audience traction, we remain optimistic that we can return to top-line growth. In the meantime, Mega TV is continuing to post robust growth as we continue to convert our audience gains into revenues. Mega TV posted an impressive 87% increase in revenues during the period, while our operating loss continued to decrease. In the 16 months since its launch, we have consistently strengthened Mega TV’s programming and solidified its presence in the South Florida market. Our Internet properties have also continued to expand their reach, as we capitalize on our strong brands to drive online audience growth. Looking ahead, we will continue to strengthen our radio, TV and online assets, with the goal of further positioning our company to benefit from the growth of the nation’s Hispanic population.”
Third Quarter 2007 Outlook
Our quarterly guidance will include an estimated range of the following: consolidated net revenue growth, television operating results before depreciation and amortization, and capital expenditures.
For the third quarter ending September 30, 2007, we expect our consolidated net revenue to decrease in the low-single digit range over the comparable prior year period. Also, our television segment operating loss before depreciation and amortization will continue to decrease compared to the prior year period. We expect this loss to be in the range of $2.5 to $3.0 million. Our total third quarter capital expenditures are projected to be in the range of $3.0 to $3.9 million.
Second Quarter 2007 Conference Call
We will host a conference call to discuss our second quarter 2007 financial results on Tuesday, August 7th at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-935-2407 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, August 14, 2007, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode: 9005097.
There will also be a live webcast of the teleconference, located on the investor portion of Spanish Broadcasting’s corporate website, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation serving the South Florida market, and occasionally produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate website can be accessed at www.spanishbroadcasting.com .
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.	Page 3
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and six-month periods ended June 30, 2007 and 2006.

	Three-Months Ended June 30,		Six-Months Ended June 30,
Amounts in thousands (except per share data)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$47,871	48,841	$86,808	86,616
Station operating expenses	32,574	32,713	60,775	61,231
Corporate expenses	3,112	3,661	6,715	7,189
Depreciation and amortization	1,105	905	2,242	1,832
(Gain) loss on the sale of assets, net of disposal costs	(1)	8	(1)	(50,793)

Operating income	11,081	11,554	17,077	67,157
Interest expense, net	(4,735)	(4,936)	(9,424)	(10,355)
Loss on early extinguishment of debt	—	—	—	(2,997)
Other income (expense), net	—	3	1,960	(23)

Income before income taxes	$6,346	6,621	$9,613	53,782
Income tax expense (benefit)	3,956	4,190	6,209	(2,190)

Net income	$2,390	2,431	$3,404	55,972
Dividends on Series B preferred stock	(2,417)	(2,417)	(4,834)	(4,834)

Net (loss) income applicable to common stockholders	$(27)	14	$(1,430)	51,138

Net (loss) income per common share:
Basic and Diluted	$(0.00)	0.00	$(0.02)	0.71

Weighted average common shares outstanding:
Basic	72,381	72,381	72,381	72,381

Diluted	72,381	72,390	72,381	72,392

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Non-GAAP Financial Measures
Included below are tables that reconcile the three- and six-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before (Gain) Loss on the Sale of Assets, net and Operating Income before Depreciation and Amortization and (Gain) Loss on the Sale of Assets, net.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)	Three-Months Ended June 30,		%
	2007	2006	Change
Operating income	$11.1	11.6	(4)%
add back: (Gain) loss on the sale of assets, net	—	—

Operating Income before (Gain) Loss on the Sale of Assets, net	$11.1	11.6	(4)%
add back: depreciation & amortization	1.1	0.9

Operating Income before Depreciation & Amortization and
(Gain) Loss on the Sale of Assets, net (1)	$12.2	12.5	(2)%

	Six-Months Ended June 30,		%
	2007	2006	Change
Operating income	$17.1	67.2	(75)%
add back: Gain on the sale of assets, net	—	(50.8)

Operating Income before (Gain) Loss on the Sale of Assets, net	$17.1	16.4	4%
add back: depreciation & amortization	2.2	1.8

Operating Income before Depreciation & Amortization and
(Gain) Loss on the Sale of Assets, net (1)	$19.3	18.2	6%

(1)	Operating Income before Depreciation and Amortization and (Gain) Loss on the Sale of Assets, net, replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations, segments and the Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income before Depreciation and Amortization and (Gain) Loss on the Sale of Assets, net” provides a more accurate description of the performance measure.
     Operating Income before (Gain) Loss on the Sale of Assets, net and Operating Income before Depreciation and Amortization and (Gain) Loss on the Sale of Assets, net, are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before (Gain) Loss on the Sale of Assets, net, and Operating Income before Depreciation and Amortization and (Gain) Loss on the Sale of Assets, net, are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.	Page 5
Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended				Six-Months Ended
	June 30,		Change		June 30,		Change
	2007	2006	$	%	2007	2006	$	%
Net revenue:
Radio	$45,256	47,443	(2,187)	(5)%	$82,088	84,787	(2,699)	(3)%
Television	2,615	1,398	1,217	87%	4,720	1,829	2,891	158%

Consolidated	$47,871	48,841	(970)	(2)%	$86,808	86,616	192	0%

Operating income (loss) before depreciation and amortization and (gain) loss on sales of assets, net:
Radio	$17,694	21,333	(3,639)	(17)%	$31,461	35,689	(4,228)	(12)%
Television	(2,397)	(5,205)	2,808	(54)%	(5,428)	(10,304)	4,876	(47)%
Corporate	(3,112)	(3,661)	549	(15)%	(6,715)	(7,189)	474	(7)%

Consolidated	$12,185	12,467	(282)	(2)%	$19,318	18,196	1,122	6%

Depreciation and amortization:
Radio	$711	605	106	18%	$1,437	1,223	214	17%
Television	128	73	55	75%	270	130	140	108%
Corporate	266	227	39	17%	535	479	56	12%

Consolidated	$1,105	905	200	22%	$2,242	1,832	410	22%

(Gain) loss on sale of assets, net:
Radio	$(1)	8	(9)	(113)%	$(1)	(50,793)	50,792	(100)%
Television	—	—	—	0%	—	—	—	0%
Corporate	—	—	—	0%	—	—	—	0%

Consolidated	$(1)	8	(9)	(113)%	$(1)	(50,793)	50,792	(100)%

Operating income (loss):
Radio	$16,984	20,720	(3,736)	(18)%	$30,025	85,259	(55,234)	(65)%
Television	(2,525)	(5,278)	2,753	(52)%	(5,698)	(10,434)	4,736	(45)%
Corporate	(3,378)	(3,888)	510	(13)%	(7,250)	(7,668)	418	(5)%

Consolidated	$11,081	11,554	(473)	(4)%	$17,077	67,157	(50,080)	(75)%

Spanish Broadcasting System, Inc.	Page 6
Selected Unaudited Balance Sheet Information and Other Data:

As of June 30,
Amounts in thousands	2007
Cash and cash equivalents	$62,922

Total assets	$943,144

Senior credit facilities term loan due 2012	$317,687
Non-interest bearing note due 2009	16,426
Miami Broadcast Center mortgage	7,523
Other debt	609

Total debt	$342,245

Series B preferred stock	$89,932

Total stockholders’ equity	$324,094

Total capitalization	$756,271

	Six-Months Ended June 30,
Amounts in thousands	2007	2006
Capital expenditures	$4,410	4,305

Cash paid for income taxes, net	$—	389